EXHIBIT 99.1

Indiana Community Bancorp Announces Third Quarter Earnings

COLUMBUS, Ind., Oct. 26, 2010 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced net income for the third quarter of $2.0 million or $0.51 diluted earnings per common share compared to a net loss of $2.1 million or $(0.71) diluted loss per common share a year earlier. Year-to-date net income was $4.1 million or $0.96 diluted earnings per common share compared to a net loss of $4.5 million or $(1.60) diluted loss per common share a year earlier. Net income for the third quarter of 2010 increased $334,000 compared to the second quarter of 2010 primarily due to an increase in net interest income of $496,000. Total loans increased $1.3 million for the quarter and $14.6 million year-to-date while total deposits increased $21.7 million for the quarter and $57.1 million year-to-date. Chairman and CEO John Keach, Jr. stated, "We are pleased with the improvement in quarterly earnings driven by higher net interest income. We continue to strive to improve our balance sheet structure, particularly our deposit mix, to improve margin and increase net interest income." Executive Vice President and CFO Mark Gorski added, "The expense discipline of our management team is reflected in the improvement in our efficiency ratio to 63.5% for the quarter."

Balance Sheet

Total assets were $1.1 billion as of September 30, 2010, an increase of $64.0 million from December 31, 2009. Total loans increased $1.3 million for the quarter and $14.6 million year-to-date. Commercial and commercial mortgage loans increased $3.7 million for the quarter and $24.1 million year-to-date. Residential mortgage loans and consumer loans decreased $2.4 million for the quarter and $9.5 million year-to-date. Commercial loan growth occurred during each quarter of 2010 resulting from adding a few new commercial relationships each quarter coupled with providing funding for existing customers. Consumer and mortgage loans have continued to decline during the year due to lackluster demand. While mortgage refinance activity has been strong, the Bank continues to sell the majority of these loans in the secondary market servicing released.

Total retail deposits increased $21.7 million for the quarter and $57.1 million year-to-date. The growth in retail deposits is being driven primarily from growth in the interest bearing checking and money market categories which increased $21.3 million for the quarter and $63.0 million year-to-date. For the third quarter, the increase in these categories was primarily driven by a significant increase in public entity deposits totaling $19.4 million. One of the bank's public entity customers had a substantial increase in their deposit account associated with funding earmarked for building construction – these funds are expected to be disbursed between now and the end of 2011. These increases were offset by a reduction in higher cost certificates of deposit which decreased $7.4 million for the quarter and $12.9 million year-to-date.

Asset Quality

Provision for loan losses totaled $1.6 million for the quarter and $5.2 million year-to-date which represent significant decreases from comparable periods in 2009. Net charge offs were $1.3 million for the quarter and $3.6 million year-to-date. As a result, the allowance for loan losses increased by $365,000 for the quarter to $14.7 million at September 30, 2010. The ratio of the allowance for loan losses to total loans increased to 1.95% at September 30, 2010 compared to 1.78% at December 31, 2009. Total non-performing assets increased $4.2 million for the quarter and $4.3 million year-to-date to $38.8 million at September 30, 2010. The increase in non-performing assets during the third quarter related primarily to an increase in restructured loans of $5.1 million. This increase was comprised primarily of various retail strip center loans to one customer. Non-performing assets to total assets was 3.61% at September 30, 2010. As disclosed in prior quarters, the Bank has a signed letter of intent for the purchase of its largest other real estate owned property. Based on communications with the buyer, management now expects the sale to close in the first quarter of 2011 although there can be no guarantee that the transaction will close on such terms. The delay in the closing involves the time necessary for the buyer to secure HUD financing.

Pre-Tax Pre-Provision Earnings

Due to the volatility in earnings for banks, management continually monitors pre-tax pre-provision (PTPP) earnings (defined as net income plus tax expense plus provision expense). During 2010, the Company's PTPP earnings have been as follows: third quarter $4.1 million, second quarter $3.9 million, first quarter $2.5 million. The increase in PTPP earnings from the first quarter of 2010 to the third quarter of 2010 totaled $1.6 million and has been driven primarily by an increase in net interest income of $952,000 along with an increase in gain on sale of mortgage loans and increased service fees on deposits.

Net Interest Income

Net interest income increased $1.5 million or 22.3% to $8.4 million for the quarter and $3.2 million or 15.6% to $23.6 million year-to-date. The increase in net interest income was primarily attributable to significant improvement in the net interest margin. Net interest margin for the quarter was 3.36%, which represented an increase of 8 basis points on a linked quarter basis and an increase of 49 basis points compared to the fourth quarter of 2009. The increase in the net interest margin was primarily due to the Company's balance sheet repositioning which was executed in December 2009 and January 2010. The prepayment and restructuring of the FHLB advances aided in reducing the Company's overall cost of interest-bearing liabilities. Additionally, the net interest margin was aided by a decrease in deposit costs which have been driven down during the year due to overall market conditions and the improvement in the mix of the deposit base as higher cost certificates of deposits are replaced with transaction accounts.

Non Interest Income

Non interest income increased $699,000 for the quarter and increased $15,000 year-to-date. Gain on sale of loans increased $96,000 for the quarter and decreased $854,000 year-to-date. The fluctuation in mortgage rates and the historic low rates have resulted in various waves of refinance activity. A significant reduction in interest rates that began late in 2008 resulted in increased mortgage refinance activity and origination volumes during the majority of 2009. Then beginning in the second quarter of 2010, another reduction in mortgage rates led to additional refinance volumes. Gain on sale of securities totaled $485,000 for the quarter. While not a core activity, the Bank sold securities during the third quarter to reposition a portion of the securities portfolio. Miscellaneous income increased $252,000 for the quarter and $464,000 year-to-date. The majority of the miscellaneous income increase was due to fee income from trust and investment management, which increased $42,000 for the quarter and $385,000 year-to-date due to an increase in assets under management. In addition, miscellaneous income included a net loss on the writedown of other real estate of $215,000 for the quarter and $576,000 year-to-date.

Non Interest Expenses

Non interest expenses decreased $775,000 to $7.2 million for the quarter and $1.5 million to $21.2 million year-to-date. During the third quarter of 2009, management wrote off the carrying value of goodwill which totaled $1.4 million. Compensation and employee benefits expense increased $219,000 for the quarter and $146,000 or 1.4% year-to-date. FDIC insurance expense increased $195,000 for the quarter and $155,000 year-to-date. The Bank's efficiency ratio was 63.5% for the third quarter and 66.9% year-to-date.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	September 30,	December 31,
	2010	2009
Assets:
Cash and due from banks	$11,577	$10,808
Interest bearing demand deposits	1,771	41,253
Cash and cash equivalents	13,348	52,061
Interest bearing time deposits	150	410
Securities available for sale at fair value (amortized cost $243,165 and $149,031)	246,665	149,633
Securities held to maturity at amortized cost (fair value $0 and $3,392)	--	3,674
Loans held for sale (fair value $5,494 and $6,213)	5,356	6,075
Portfolio loans:
Commercial and commercial mortgage loans	551,997	527,946
Residential mortgage loans	92,503	97,551
Second and home equity loans	95,805	97,071
Other consumer loans	12,266	15,312
Unearned income	(202)	(99)
Total portfolio loans	752,369	737,781

Allowance for loan losses	(14,704)	(13,113)
Portfolio loans, net	737,665	724,668

Premises and equipment	16,498	15,151
Accrued interest receivable	4,003	3,533
Other assets	50,606	55,118
TOTAL ASSETS	$1,074,291	$1,010,323

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$84,482	$80,938
Interest checking	218,005	170,226
Savings	45,952	42,520
Money market	222,315	207,089
Certificates of deposits	326,175	339,025
Retail deposits	896,929	839,798
Public fund certificates	503	507
Wholesale deposits	503	507
Total deposits	897,432	840,305

FHLB advances	53,095	55,000
Junior subordinated debt	15,464	15,464
Other liabilities	18,145	14,630
Total liabilities	984,136	925,399

Commitments and Contingencies
Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,130	21,054
No par common stock; Authorized: 15,000,000 shares Issued and outstanding: 3,385,079 and 3,358,079	21,164	21,060
Retained earnings, restricted	46,001	42,862
Accumulated other comprehensive income (loss), net	1,860	(52)
Total shareholders' equity	90,155	84,924
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,074,291	$1,010,323

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Interest Income:
Securities and interest bearing deposits	$1,451	$1,233	$3,990	$2,900
Commercial and commercial mortgage loans	7,724	7,504	22,512	22,672
Residential mortgage loans	1,134	1,463	3,505	4,870
Second and home equity loans	1,142	1,225	3,450	3,756
Other consumer loans	263	358	837	1,117
Total interest income	11,714	11,783	34,294	35,315

Interest Expense:
Checking and savings accounts	480	481	1,455	1,106
Money market accounts	388	608	1,329	1,697
Certificates of deposit	2,103	2,677	6,820	8,190
Total interest on retail deposits	2,971	3,766	9,604	10,993

Brokered deposits	--	32	--	139
Public funds	2	4	6	74
Total interest on wholesale deposits	2	36	6	213
Total interest on deposits	2,973	3,802	9,610	11,206

FHLB advances	298	1,061	823	3,337
Other borrowings	--	--	--	1
Junior subordinated debt	85	87	235	335
Total interest expense	3,356	4,950	10,668	14,879

Net interest income	8,358	6,833	23,626	20,436
Provision for loan losses	1,638	3,899	5,229	12,785
Net interest income after provision for loan losses	6,720	2,934	18,397	7,651

Non Interest Income:
Gain on sale of loans	560	464	1,346	2,200
Gain on securities	485	--	497	--
Other than temporary impairment losses	(139)	(37)	(194)	(37)
Service fees on deposit accounts	1,638	1,674	4,820	4,722
Loan servicing income, net of impairment	126	122	362	395
Miscellaneous	344	92	1,278	814
Total non interest income	3,014	2,315	8,109	8,094

Non Interest Expenses:
Compensation and employee benefits	3,728	3,509	10,787	10,641
Occupancy and equipment	958	924	2,872	2,918
Service bureau expense	493	465	1,461	1,457
FDIC insurance expense	513	318	1,548	1,393
Marketing	172	178	561	585
Miscellaneous	1,362	2,607	4,013	5,705
Total non interest expenses	7,226	8,001	21,242	22,699

Income (loss) before income taxes	2,508	(2,752)	5,264	(6,954)
Income tax provision (credit)	489	(674)	1,142	(2,474)
Net Income (loss)	$2,019	$(2,078)	$4,122	$(4,480)

Basic earnings (loss) per common share	$0.51	$(0.71)	$0.96	$(1.60)
Diluted earnings (loss) per common share	$0.51	$(0.71)	$0.96	$(1.60)

Basic weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,358,079
Dilutive weighted average number of common shares	3,358,543	3,358,079	3,358,235	3,358,079
Dividends per common share	$0.010	$0.010	$0.030	$0.250

Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	September 30,		September 30,
	2010	2009	2010	2009
Weighted average interest rate earned on total interest-earning assets	4.71%	4.91%	4.79%	5.09%
Weighted average cost of total interest-bearing liabilities	1.38%	2.11%	1.51%	2.22%
Interest rate spread during period	3.33%	2.79%	3.27%	2.87%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	3.36%	2.85%	3.30%	2.95%
Total interest income divided by average
Total assets (on annualized basis)	4.36%	4.50%	4.39%	4.67%
Total interest expense divided by average total assets (on annualized basis)	1.25%	1.89%	1.37%	1.97%
Net interest income divided by average total assets (on annualized basis)	3.11%	2.61%	3.03%	2.70%

Return on assets (net income divided by average total assets on annualized basis)	0.75%	-0.79%	0.53%	-0.59%
Return on equity (net income divided by average total equity on annualized basis)	9.03%	-9.26%	6.35%	-6.57%

	September 30,	December 31,
	2010	2009

Book value per share outstanding	$ 20.39	$ 19.02

Nonperforming Assets:
Loans: Non-accrual	$ 18,752	$ 19,889
Past due 90 days or more	141	1,410
Restructured	8,751	499
Total nonperforming loans	27,644	21,798
Real estate owned, net	11,106	12,603
Other repossessed assets, net	12	24
Total Nonperforming Assets	$ 38,762	$ 34,425

Nonperforming assets divided by total assets	3.61%	3.41%
Nonperforming loans divided by total loans	3.67%	2.95%

Balance in Allowance for Loan Losses	$ 14,704	$ 13,113
CONTACT: Indiana Community Bancorp
         John K. Keach, Jr., Chairman
          and  Chief Executive Officer
           (812) 373-7816
         Mark T. Gorski, Executive Vice President
          and Chief Financial Officer
           (812) 373-7379